CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$7,659,000	$887.68

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

February 2017
Pricing Supplement
Registration Statement No. 333-202524
Dated February 15, 2017
Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

$7,659,000 Auto-Callable Securities Based on the Performance of the EURO STOXX 50® Index due February 18, 2022

Principal at Risk Securities

The securities offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”). The securities do not pay interest or guarantee the repayment of any principal. The securities will be automatically redeemed if the official closing level of the underlying index on any of the annual call observation dates is greater than or equal to the initial level, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of 13.45% per annum, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not previously been redeemed and the final level is greater than or equal to the initial level, investors will receive a fixed positive return that will also correspond to a return of 13.45% per annum, as described below. If the securities are not automatically redeemed prior to maturity and the final level is less than the initial level but greater than or equal to 85% of the initial level, which we refer to as the downside threshold level, investors will receive the principal amount of the securities. However, if the securities are not automatically redeemed prior to maturity and the final level is less than the downside threshold level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 85% of the principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment. These securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of the underlying index in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the principal amount if the underlying index closes at or above the initial level on an annual call observation date or the final valuation date, as applicable, and the limited protection against loss that applies only if the final level is greater than or equal to the downside threshold level. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Underlying index:	EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Aggregate principal amount:	$7,659,000
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	February 15, 2017
Original issue date:	February 21, 2017 (3 business days after the pricing date)
Final valuation date:	February 15, 2022, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity date:	February 18, 2022, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Early redemption:	If, on any of the annual call observation dates, the official closing level of the underlying index is greater than or equal to the initial level, the securities will be automatically redeemed for the early redemption payment on the related call payment date.
Early redemption payment:	For each security, the early redemption payment will be an amount in cash corresponding to a return of 13.45% per annum for each annual call observation date beginning on February 16, 2018, as follows: $1,134.50, $1,269.00, $1,403.50, $1,538.00 and $1,672.50. No further payments will be made on the securities once they have been redeemed.
Call observation dates:	February 16, 2018, February 15, 2019, February 17, 2020, February 15, 2021 and February 15, 2022 (the final valuation date), each subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Call payment dates:	The third business day after the relevant call observation date, unless specified otherwise in the table under “—Early redemption payment” herein.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment for each security as follows:

•      If the final level is greater than or equal to the initial level: $1,672.50

•      If the final level is less than the initial level but is greater than or equal to the downside threshold level: $1,000

•      If the final level is less than the downside threshold level: $1,000 × index performance factor.

Under this circumstance, you will lose at least 15%, and possibly all, of your principal amount.

Index performance factor:	Final level / initial level
Downside threshold level:	2,825.1535, which is 85% of the initial level.
Initial level:	3,323.71, which was the official closing level of the underlying index on the pricing date.
Final level:	The official closing level of the underlying index on the final valuation date.
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “SX5E <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Estimated initial value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40433UM60 / US40433UM602
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$25.00(1) $5.00(2)	$970
Total	$7,659,000.00	$191,475.00 $38,295.00	$7,429,230.00

(1) HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $30.00 per $1,000 principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $25.00 for each security they sell. See “Additional Information About the Securities—Supplemental plan of distribution (conflicts of interest).”

(2) Of the amount per $1,000 principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

The estimated initial value of the securities as of the pricing date is $956 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 6 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 6 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC.

Auto-Callable Securities Based on the Performance of the EURO STOXX 50® Index due February 18, 2022

Principal at Risk Securities

Investment Summary

Auto-Callable Securities

Principal at Risk Securities

Auto-Callable Securities Based on the Performance of the EURO STOXX 50® Index due February 18, 2022 (the “securities”) do not pay interest or guarantee the repayment of any principal. The securities will be automatically redeemed if the official closing level of the underlying index on any of the annual call observation dates is greater than or equal to the initial level, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of 13.45% per annum, as described below. At maturity, if the securities have not previously been redeemed and the final level is greater than or equal to the initial level, investors will receive a fixed positive return that will also correspond to a return of 13.45% per annum, as described below. If the final level is less than the initial level but greater than or equal to the downside threshold level, which is 85% of the initial level, investors will receive the principal amount of $1,000 per security. However, if the final level is less than the downside threshold level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 85% of the principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	5 years
Automatic early redemption annually:	If, on any of the annual call observation dates, the official closing level of the underlying index is greater than or equal to the initial level, the securities will be automatically redeemed for the early redemption payment on the related call payment date.
Early redemption payment:	For each security, the early redemption payment will be an amount in cash corresponding to a return of 13.45% per annum for each annual call observation date, as follows:

Call observation dates	Call payment dates	Return	Redemption amount (per $1,000 Security)
February 16, 2018	February 22, 2018	13.45%	$1,134.50
February 15, 2019	February 21, 2019	26.90%	$1,269.00
February 17, 2020	February 20, 2020	40.35%	$1,403.50
February 15, 2021	February 18, 2021	53.80%	$1,538.00
Final Valuation Date (February 15, 2022)	Maturity Date (February 18, 2022)	67.25%	$1,672.50
No further payments will be made on the securities once they have been redeemed.
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment for each security as follows:

•      If the final level is greater than or equal to the initial level:

        $1,672.50

•      If the final level is less than the initial level but is greater than or equal to the downside threshold level:

        $1,000

•      If the final level is less than the downside threshold level:

        $1,000 × index performance factor.

Under this circumstance, you will lose at least 15%, and possibly all, of your principal amount. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

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Principal at Risk Securities

Key Investment Rationale

The securities do not provide interest and do not guarantee the repayment of any principal. The securities will be automatically redeemed for an early redemption amount corresponding to a return of 13.45% per annum if the official closing level of the underlying index on any of the annual call observation dates is greater than or equal to the initial level.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than the principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	When the underlying index closes at or above the initial level on one of the annual call observation dates, the securities will be automatically redeemed for the applicable early redemption payment on the related call payment date, corresponding to a return of 13.45% per annum.
Scenario 2: The securities are not redeemed prior to maturity and investors receive a fixed positive return at maturity	This scenario assumes that the underlying index closes below the initial level on each of the annual call observation dates. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the underlying index closes at or above the initial level. At maturity, investors will receive a cash payment equal to $1,672.50 per security, corresponding to a return of 13.45% per annum.
Scenario 3: The securities are not redeemed prior to maturity, and investors receive the principal amount at maturity	This scenario assumes that the underlying index closes below the initial level on each of the annual call observation dates. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the underlying index closes below the initial level but at or above the downside threshold level of 85% of the initial level. At maturity, investors will receive a cash payment equal to the principal amount of $1,000 per security.
Scenario 4: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity	This scenario assumes that the underlying index closes below the initial level on each of the annual call observation dates. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the principal amount multiplied by the index performance factor. Under this circumstance, the payment at maturity will be significantly less than 85% of the principal amount and could be zero.

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Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:		The securities may not be suitable for you if:

▪	You believe that the official closing level of the underlying index will be equal to or greater than its initial level on one or more of the call observation dates.	▪	You believe that the official closing level of the underlying index will be less than its initial level on each of the call observation dates, and below its downside threshold level on the final valuation date.

▪	You are willing to make an investment that is potentially exposed to downside performance of the underlying index on a 1-to-1 basis.	▪	You are unwilling to make an investment that is potentially exposed to downside performance of the underlying index on a 1-to-1 basis.

▪	You are willing to hold securities that will be automatically called on any call observation date on or after February 16, 2018 on which the official closing level of the underlying index is at or above its initial level.	▪	You are unable or unwilling to hold securities that will be automatically called on any call observation date on or after February 16, 2018 on which the official closing level of the underlying index is at or above its initial level, or you are otherwise unable or unwilling to hold the securities to maturity.

▪	You are willing to be exposed to the possibility of early redemption.	▪	You are unwilling to be exposed to the possibility of early redemption.

▪	You are willing to invest in a security in which the maximum return is limited to the early redemption payment.	▪	You are unwilling to invest in a security in which the maximum return is limited to the early redemption payment.

▪	You are willing to hold the securities to maturity.	▪	You prefer to receive guaranteed periodic interest payments on the securities.

▪	You do not seek an investment for which there will be an active secondary market.	▪	You seek an investment for which there will be an active secondary market.

▪	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying index.	▪	You are not willing to forgo dividends or other distributions paid to holders of the stocks included in the underlying index.

▪	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.	▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.	▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-2 of the Equity Index Underlying Supplement and page S-1 in the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in the securities included in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“—Risks Relating to All Note Issuances” in the prospectus supplement;

“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets” in the Equity Index Underlying Supplement; and

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and you may lose your entire principal amount. The securities differ from ordinary debt securities in that they do not pay any interest or guarantee the return of any principal amount at maturity. If the securities have not been automatically redeemed prior to maturity and if the final level is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial level, on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount equal to the principal amount times the index performance factor. In this case, the payment at maturity will be less than 85% of the principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the annual return rate of 13.45%. The appreciation potential of the securities is limited to the fixed early redemption payments specified for each call observation date, if the underlying index closes at or above the initial level on any of the call observation dates, or to the fixed payment at maturity $1,672.50 per security, if the securities have not been redeemed and the final level is at or above the initial level. You will not participate in any appreciation of the underlying index, which could be significant. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying index during the term of the securities.

▪	The securities may be called prior to the maturity date. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment. You may not be able to reinvest at comparable terms or returns.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the EURO STOXX 50® Index” below. You may receive less, and possibly significantly less, than the principal amount of the securities if you try to sell your securities prior to maturity.

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Principal at Risk Securities

▪	Investing in the securities is not equivalent to investing in the stocks included in the underlying index. Investing in the securities is not equivalent to investing in the component securities of the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlying index.

▪	Risks Associated with non-U.S. companies. The level of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in their respective home countries, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. Those foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the securities.

▪	The securities will not be adjusted for changes in exchange rates. Although the equity securities comprising the SX5E are traded in euro, and the securities are denominated in U.S. dollars, the amount payable on the securities, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may reflect changes in the Eurozone economy that in turn may affect the level of the SX5E, and therefore the securities.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The sponsor of the underlying index may add, delete or substitute the stocks comprising the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the securities.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would pay when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

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Principal at Risk Securities

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 12 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	Higher early redemption payments or lower downside threshold levels are generally associated with underlying indices with greater expected volatility and therefore can indicate a greater risk of loss. "Volatility" refers to the frequency and magnitude of changes in the level of the underlying index. The greater the expected volatility with respect to the underlying index on the pricing date, the higher the expectation as of the pricing date that the level of the underlying index could close below its downside threshold level on the final valuation date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher early redemption payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower downside threshold level or a higher early redemption payment) than for similar securities linked to the performance of the underlying index with a lower expected volatility as of the pricing date. You should therefore understand that a relatively higher early redemption payment may indicate an increased risk of loss. Further, a relatively lower downside threshold level may not necessarily indicate that the securities have a greater likelihood of a repayment of principal at maturity. The volatility of the underlying index can change significantly over the term of the securities. The level of the underlying index for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the underlying index and the potential to lose some or all of your principal at maturity.

▪	The amount payable on the securities is not linked to the level of the underlying index at any time other than the call observation dates and the final valuation date. Whether the securities will be automatically called and the payment at maturity will be based on the official closing level of the underlying index on the call observation dates and the final valuation date, as applicable, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the relevant call observation date or the final valuation date but then decreases on that date, the securities will not be automatically called and the payment at maturity will be less, and may be significantly less, than it would have been had the payment on the securities been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the official closing level of the underlying index on the call observation dates and the final valuation date, whether the securities will be automatically called and the payment at maturity will be based solely on the official closing level of the underlying index on the call observation dates and the final valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities until they are automatically called or to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers has carried out and expects to continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities,

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Principal at Risk Securities

and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the relevant call observation date or the final valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial level and, therefore, could increase the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, hedging or trading activities during the term of the securities, including on the call observation dates and the final valuation date, could adversely affect the level of the underlying index on those days and, accordingly, whether the securities will be redeemed prior to maturity and the amount of cash, if any, an investor will receive at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates has determined the initial level and the downside threshold level, and will determine the final level, whether the securities will be automatically called and whether a market disruption event has occurred, and will calculate the amount of cash, if any, that you will receive at maturity. Moreover, certain determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payment on the securities. Although the calculation agent will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial level, that might affect the value of your securities. See “Additional Terms of the Notes—Discontinuance or Modification of an Index” and “—Market Disruption Event” in the Equity Index Underlying Supplement.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the official closing level of the underlying index on each of the annual call observation dates, and the payment at maturity will be determined by reference to the official closing level of the underlying index on the final valuation date. The actual initial level and downside threshold level are set forth on the cover page of this pricing supplement. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to the credit risk of Morgan Stanley. The below examples are based on the following terms:

Hypothetical Initial level:	1,000
Hypothetical Downside Threshold Level:	850, which is 85% of the hypothetical initial level
Early Redemption Payment:	For each security, the early redemption payment will be an amount in cash corresponding to a return of 13.45% per annum for each annual call observation date, as follows:

Call observation dates	Call payment dates	Return	Redemption amount (per $1,000 Security)
February 16, 2018	February 22, 2018	13.45%	$1,134.50
February 15, 2019	February 21, 2019	26.90%	$1,269.00
February 17, 2020	February 20, 2020	40.35%	$1,403.50
February 15, 2021	February 18, 2021	53.80%	$1,538.00
Final Valuation Date (February 15, 2022)	Maturity Date (February 18, 2022)	67.25%	$1,672.50
No further payments will be made on the securities once they have been redeemed.
Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment for each security as follows:

•      If the final level is greater than or equal to the initial level:

   $1,672.50

•      If the final level is less than the initial level but greater than or equal to the downside threshold level:

   $1,000

•      If the final level is less than the downside threshold level:
 $1,000 × index performance factor

Under this circumstance, you will lose at least 15% or all of your principal amount.

Principal Amount:	$1,000 per security

Automatic Call:

Example 1 — the securities are redeemed following the second call observation date

Date	Official Closing Level	Payment (per Security)

1st Call Observation Date	900 (below the initial level, securities are not redeemed)	—
2nd Call Observation Date	1,500 (at or above the initial level, securities are automatically redeemed)	$1,269

In this example, the official closing level on the first call observation date is below the initial level, and the official closing level on the second call observation date is at or above the initial level. Therefore, the securities are automatically redeemed on the second call payment date. Investors will receive $1,269 per security on the related call payment date, corresponding to an annual return of 13.45%. No further payments will be made on the securities once they have been redeemed.

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Payment at Maturity

In the following examples, the official closing level on each annual call observation date is less than the initial level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final level is at or above the initial level

Date	Official Closing Level	Payment (per Security)
1st Call Observation Date	990 (below the initial level, securities are not redeemed)	—
2nd Call Observation Date	980 (below the initial level, securities are not redeemed)	—
3rd Call Observation Date	970 (below the initial level, securities are not redeemed)	—
4th Call Observation Date	960 (below the initial level, securities are not redeemed)	—
Final Valuation Date	1,500 (at or above the initial level)	$1,672.50

In this example, the official closing level is below the initial level on each of the call observation dates, and therefore the securities are not redeemed prior to maturity. On the final valuation date, the underlying index has appreciated 50% from the hypothetical initial level. At maturity, investors receive $1,672.50 per security, corresponding to an annual return of 13.45%. However, investors do not participate in the appreciation of the underlying index over the term of the securities.

Example 2 — the final level is below the initial level but at or above the downside threshold level

Date	Official Closing Level	Payment (per Security)
1st Call Observation Date	990 (below the initial level, securities are not redeemed)	—
2nd Call Observation Date	980 (below the initial level, securities are not redeemed)	—
3rd Call Observation Date	970 (below the initial level, securities are not redeemed)	—
4th Call Observation Date	960 (below the initial level, securities are not redeemed)	—
Final Valuation Date	990 (below the initial level, but above the downside threshold level)	$1,000

In this example, the official closing level is below the initial level on each of the call observation dates, and therefore the securities are not redeemed prior to maturity. On the final valuation date, the final level is below the initial level but at or above the downside threshold level, and accordingly, investors receive a payment at maturity equal to the principal amount of $1,000 per security.

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Example 3 — the final level is below the downside threshold level

Date	Official Closing Level	Payment (per Security)
1st Observation Date	990 (below the initial level, securities are not redeemed)	—
2nd Observation Date	980 (below the initial level, securities are not redeemed)	—
3rd Observation Date	970 (below the initial level, securities are not redeemed)	—
4th Observation Date	960 (below the initial level, securities are not redeemed)	—
Final Valuation Date	500 (below the downside threshold level)	$1,000 × index performance factor = $1,000 × 50% = $500

In this example, the official closing level is below the initial level on each of the call observation dates, and therefore the securities are not redeemed prior to maturity. On the final valuation date, the final level is below the downside threshold level, and accordingly, investors are fully exposed to the negative performance of the underlying index over the term of the securities, and will receive a payment at maturity that is significantly less than the principal amount of the securities. The payment at maturity is $500 per security, representing a loss of 50% on your investment.

If the securities are not redeemed prior to maturity and the final level is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

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Information About the EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the underlying index, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from January 2, 2008 through February 15, 2017. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the underlying index on the call observation date or the final valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels January 2, 2008 to February 15, 2017

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Additional Information About the Securities

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the cover page of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	40433UM60 / US40433UM602
Minimum ticketing size:	$1,000 / 1 security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities could be treated as pre-paid executory contracts with respect to the underlying index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the securities as pre-paid executory contracts with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to maturity or an earlier sale, redemption or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale, redemption or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of a security is required to accrue income in respect of the securities prior to the receipt of payment under the security at maturity or its earlier sale, redemption or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale, redemption or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty

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benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Accordingly, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an underlying index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an underlying index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to the securities, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc. or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $30 per $1,000 principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $25 for each of the securities they sell. Of the amount per $1,000 principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $5 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Summary Terms—payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final level, and the positive return, if any, will be calculated based on the time elapsed from the original issue date and the annual rate of return of 13.45%. If a market disruption event exists on that scheduled trading day, then the accelerated final valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

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Where you can find more information:

This pricing supplement relates to an offering of the securities linked to the underlying index. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the underlying index, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

 You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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